Dollar Tree Stores, Inc. Signs Merger Agreement With Dollar Express, Inc. Dollar Tree also announces $291.6 million in first quarter sales

         CHESAPEAKE, Virginia -- (BUSINESS WIRE) -- April 5, 2000 -- Dollar Tree Stores, Inc. (Nasdaq: DLTR), the nation's largest $1.00 discount variety store chain, announced today that it has signed a definitive merger agreement with Philadelphia-based Dollar Express, Inc.

         Dollar Express, a privately-held corporation in operation since 1959, owns and operates over 100 single-price point stores under the name "Dollar Expres$". These stores offer variety merchandise at a fixed price of $1.00 or less and are located in six states in the Mid-Atlantic region. Dollar Express also operates 25 Spain's Cards and Gifts stores in the Philadelphia metropolitan area. During 1999, Dollar Express generated combined net sales of $155.5 million.

         The acquisition is expected to be accretive to Dollar Tree's current year earnings, before one-time merger costs. Dollar Tree expects to cover a substantial portion of one-time merger-associated costs with anticipated synergies in 2000.

         Dollar Tree does not intend to revise its 2000 store opening plans as a result of the merger. Current plans continue to target 23% to 25% square footage growth for the year, on a pre-pooled basis.

         Commenting on the merger, Macon Brock, President and CEO of Dollar Tree, stated, "This is a strategic fit for Dollar Tree because of Dollar Express's significant position in the Delaware Valley region, especially Philadelphia. The Dollar Expres$ stores are well-run, attractive and the ideal size to complement our larger store initiative. The merchandise focus of these stores is similar to Dollar Tree's variety-store mix. The proposed merger creates a stronger presence in the Mid-Atlantic region and supports our ongoing growth strategy."

         Under the terms of the  agreement,  Dollar  Tree will  issue or reserve
6,000,000 shares for Dollar Express outstanding stock and assume all liabilities. The stock-for-stock transaction will be accounted for as a pooling-of-interests. This transaction is expected to close by April 30, 2000, subject to customary conditions.

         Bernie and Murray Spain, principals at Dollar Express, stated "Over the past year, we have considered numerous options regarding our long-term plans. Although we had considered a public offering, we believe this transaction better meets our long-term goals and plans. This merger represents a unique opportunity for Dollar Express to continue to grow, as a part of Dollar Tree Stores."

         In other news, Dollar Tree also reported net sales of $291.6 million for the quarter ended March 31, 2000, on a pre-pooled basis. This represents an increase of 28.4% over net sales of $227.0 million for the same period last year. In spite of the shift in timing of the Easter selling season, comparable store net sales increased 4.6% for the quarter. Management believes that this comparable store net sales increase is due in part to a wider offering of consumer basic goods, as well as Dollar Tree's impressive selection of variety merchandise.

         Dollar Tree Stores, Inc. is the nation's largest $1.00 discount variety store chain. Its stores offer a wide assortment of quality everyday general merchandise, in many traditional variety store categories. Dollar Tree Stores operates 1,434 stores in 35 states as of March 31, 2000, having added 52 new stores and closed one store during the quarter.

         Dollar Express, Inc. is also a leading operator of fixed $1.00 price point stores in the United States. Dollar Express currently operates 106 Dollar Express stores in six states, and 25 Spain's Cards & Gifts Stores in the greater Philadelphia region.

This news release contains forward-looking statements regarding Dollar Tree and the combined company after the merger, including, among others, statements relating to accretion to reported earnings and growth prospects that may be realized from the merger, and the effect of one-time costs related to the merger. Such forward-looking statements are subject to certain risks and uncertainties, including a variety of factors that may cause the combined company's actual results to differ materially from anticipated results or other expectations described in such statements. Such factors include failure of the merger to be consummated and the failure of the combined company to integrate successfully. Additionally, forward-looking statements are subject to, but not limited to, the risks indicated in the Company's filings with the Securities and Exchange Commission.


         CONTACT: Dollar Tree Stores, Inc., Chesapeake
                  Eric Coble or Erica Robb, 757 / 321-5000 http://www.DollarTree.com